Exhibit 5
State of Delaware
Secretary of State
Division of Corporations
Filed 09:00AM  12/03/1997
  971410420 - 2292006

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                            HIGHLAND RESOURCES, INC.

HIGHLAND RESOURCES, INC. a corporation organized and existing under the laws of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST, that a meeting of the Board of Directors of HIGHLAND RESOURCES, INC. resolutions were duly adopted and filed with the Minutes of the corporation setting forth a proposed amendment to the Articles of Incorporation, declaring said amendment advisable and calling a meeting of the shareholders of said corporation pursuant to the Delaware Code for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that the amended Article shall be and read as follows: The name of the corporation (hereinafter called the "corporation") is HIGHLAND HOLDINGS INTERNATIONAL, INC.

SECOND, that thereafter, pursuant to a resolution of the Board of Directors, the said amendment was submitted to the stockholders of said corporation and , in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment, said written consent has been filed with the corporation, and written notice of the action will be given as provided in
Section 228 of the General Corporation Law of the State of Delaware.

THIRD, that said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware

FOURTH, that the capital of said corporation shall not be reduced under or by reason of said Amendment.

     IN WITNESS WHEREOF, said HIGHLAND RESOURCES, INC. has caused this Amendment to be signed by Melanie Ellerton, an Authorized Officer this 20th day of October 1997.

Signed by: Melanie Ellerton, President

                                       61